SEVERANCE AGREEMENT


     THIS SEVERANCE AGREEMENT (the "Agreement"), is entered into as of March 31, 200129, by and between Genesis Energy, L.L.C., a Delaware limited liability corporation (the "Company"), and Mark J. GormanRoss
A. Benavides (the "Executive") who is employed as Chief Financial Officer & General CounselChief Executive Officer and President.

     WHEREAS, the Company's Board of Directors (the "Company Board") and the Compensation Committee of the Company Board (the "Committee") have determined that it is in the best interests of the Company and its Members to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Circumstancesontrol (as defined herein) of the Company, a termination other than for cause, the duties and responsibilities of the Executive are substantially and materially changed, a reduction in salary occurs or there is a change of greater than 75 miles in the location of Executive's place of work (collectively, "Changed Circumstances"); and

     WHEREAS, the Company Board believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control or Changed Circumstances, to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control or ChangedCircumstances, and to provide the Executive with compensation arrangements upon a Change in Control or ChangedCircumstances which provide the Executive with individual financial security and which are competitive with those of other corporations.
     WHEREAS, the Executive's employment contract with the Company is due to expire on December 31, 1999 and the Company and Executive desire not to extend the contract but desire to continue the employment arrangement between the Company and Executive with the protection afforded by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the following meanings (the singular includes the plural, unless the context clearly indicates otherwise):

          (a) A "Changed Circumstance" shall be deemed to have occurred if, within one year of any Change in Control, any of the following occur: (i) the Executive is terminated for any reason other than cause, (ii) the duties and responsibilities of the Executive are materially changed without the Executive's agreement, (iii) the Executive's salary or benefits are reduced, or (iv) there is a change of greater than 50 miles in the location of Executive's place of work.

          (b) "Changed Circumstances Date" shall be the effective date for a Changed Circumstance.

          (c) A "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

               (i) The date any entity or person (including a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or any comparable successor provisions) shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the then outstanding shares of the Company; or

               (ii) (1) The closing datethe stockholders of Genesis Energy, L.P. ("MLP") approve a definitive agreement of any transaction to sell or otherwise dispose of substantially all the assets of Genesis Energy, L.P. (the "MLP"), or to merge or consolidate the MLP with or into another partnership or corporation, in which the MLP is not the continuing or surviving partnership or corporation or pursuant to which any common shares of the MLP would be converted into cash, securities or other property of another partnership or corporation, other than a merger of the MLP in which holders of common shares immediately prior to the merger have the same proportionate ownership of common stock of the surviving partnership or corporation immediately after the merger as immediately before, or (2) the closing date the Company closes on a binding agreementof any transaction to sell or otherwise transfer (including without limitation by merger or consolidation) to one or more unaffiliated entities or persons not less than a majority of the outstanding interests in the Company.

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (e) "Termination" shall be deemed to have occurred upon the Company terminating the Executive's employment on or after a Changed Circumstance Date or the Executive terminating employment within 30 days after a Changed Circumstance Date pursuant to the terms of this Agreement.

          (f)  "Termination Date" shall mean the date of Termination.

          (g)  "Termination for Cause" shall mean:
               (i) a conviction of any crime involving the misuse or misappropriation of Company assets;
               (ii)  a material violation of Company policy;
               (iii) a material violation of any rule or regulation of any regulatory body to which the Company or any subsidiary partnership is subject; or
               (iv) a material breach by the Executive of Executive's fiduciary responsibilities to the Company.

     2. Benefits upon Termination. At any time after the Executive's Termination, the Company shall be required to provide the following benefits to Executive:

          (a) The Company shall pay to the Executive concurrently with the Termination Date and subject to the terms of the Release attached as Exhibit A, a cash lump sum payment of the annual salary of Executive on the Termination Date, but in no event less than 270,000.00$180,000; and

          (b)  In addition to the cash benefits payable pursuant to
Section 2(a) hereof, all Phantom Units (as defined in the Restricted Unit Plan) and similar awards granted to Executive by the Company shall immediately vest on the Termination Date, notwithstanding any existing vesting schedule or other terms set forth in any plan or agreement governing the term of such restricted stock awards and similar awards.

          (c) In the event the Executive elects to continue medical and/or dental coverage under COBRA, the Company will pay the required premiums for a period of six months.

          (d) Any incentive compensation due in accordance with any Incentive Compensation Plan then in effect.

          (e) The Company shall make any payment required to be made under this Agreement in cash and on demand. Any payment required to be paid by the Company under this Agreement which is not paid within five days of receipt by the Company of Executive's demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Executive immediately upon demand interest at the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum.

          (f) In the event that there is any change to the Code which results in the recodification of Section 280G (Excess Parachute Payments) or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import ("Successor Provisions"), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Executive is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 or any Successor Provisions had not been imposed.

          (g) As a condition to Executive receiving severance compensation, the employee will execute a severance and release agreement in the form attached hereto as Exhibit A.

          (h) Executive shall not be entitled to any of the benefits of this Agreement if Terminated for Cause as defined herein.

     3. Executive is employed as Company's Chief Executive Officer and PresidentChief Financial Officer & General Counsel. As President and Chief Executive OfficerChief Financial Officer & General Counsel, Executive will report directly to the PresidentNon-Executive Chairman of the Board and will have such duties and responsibilities with respect to the Company, Genesis MLP and Genesis OLP as customarily would be undertaken by the president and chief executive officer Chief Financial Officer & General Counsel of companies engaged in business similar to, or competitive with, the Company. Executive will act in the best interest of Company, Genesis MLP and Genesis OLP and their subsidiaries and affiliates in the performance of Executive's services and duties. Executive will not actively engage in any other business or business activity without the prior consent of the Non-Executive Chairman of the Board of DirectorsPresident of the Company. Nothing herein contained will limit the right of Executive to manage Executive's personal investment activities, provided that such personal investment activities do not materially interfere with the performance of Executive's duties and responsibilities to the Company or otherwise materially conflict with any policies which have been promulgated and distributed by the Company.

     4. Full Settlement. The Company's obligations to perform hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Executive may incur as a result of any contest by the Company or others of the validity or the enforceability of, or liability under, any provision of this Agreement.

     5. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option, restricted stock or other agreements with the Company or any of its subsidiaries except for any benefit, bonus, incentive or right to which the Executive would be entitled to which are released pursuant to
Section 4 of this Agreement. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries on the Change in Control or Termination Date shall be payable in accordance with such plan, policy, practice or program.

     6. Funding. The Company shall pay the benefits under this Agreement out of its general assets pursuant to the terms of this Agreement. There shall be no special fund out of which benefits shall be paid, nor shall the Executive be required to make a contribution as a condition of receiving benefits.

     7. Tax Withholding. The Company may withhold or cause to be withheld from any benefits payable under this Agreement all federal, state, city or other taxes that are required by any law or governmental regulation or ruling.

     8. Notices. Any notice required or desired to be given under this Agreement or other communications relating to this Agreement shall be in writing and delivered personally or mailed, return receipt requested, to the party concerned at the address set forth below:

        If to the Company:    Genesis Energy, L.L.C.
                              500 Dallas, Suite 2500
                              Houston, Texas  77002
                              General Counsel

       If to Executive:       At his residence address as maintained by
                              the Company in the regular course of its business for payroll purposes.

     9. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to severance payments and supersedes any prior agreement, arrangement or understanding, whether oral or written, between the Company and Executive concerning severance payments.

     10. Choice of Law. This Agreement shall be governed by, and enforced according to, the laws of the State of Texas. The invalidity of any provision shall be automatically reformed to the extent permitted by applicable law and shall not affect the enforceability of the remaining provisions hereof. Executive hereby waives any objection which he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the District Court of Harris County, State of Texas, or in the United States District Court for the Southern District of Texas, and hereby further waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     11. Assignment. The rights and obligations under this Agreement of the Company and Executive may not be assigned, except that the Company may, at its option, assign one or more of its rights or obligations under this Agreement to any of its subsidiaries or affiliates, provided that in each case the Company shall remain responsible for its obligation hereunder.

     12. Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

     13. Modification. This Agreement may be modified only by written agreement signed by Executive and by the President or Secretary of the Company. The failure to insist upon compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

       14. Term. This Agreement shall commence as of March 31, 2001, and shall terminate on March 31, 2002; provided, however, that if any Change in Control occurs before March 31, 2002, and a Changed Circumstance occurs within one year of the Change in Control Date, then the provisions of this Agreement shall be applicable to the benefit of Executive.

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement effective as of the date first written above.

                             GENESIS ENERGY, L.L.C.



                             By:
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                                Name:
                                      ---------------------------
                                Title:
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                             By:
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                                Ross A. Benavides
                                Chief Financial Officer & General
                                  Counsel